Teche
                                 Holding Company
                               Franklin, Louisiana

                                          FOR RELEASE 8:30 AM CST, JULY 28, 2005


For More Information Contact:
Patrick Little
President and CEO
(337) 560-7151

             TECHE HOLDING COMPANY ANNOUNCES THIRD QUARTER EARNINGS

     FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported third quarter net income of $0.65 per diluted share, an increase of $0.05, or 8.3% compared to the same quarter in fiscal 2004.

     The Company reported the following key achievements including:

     *    Total Deposits, in the past nine months, grew $62.6 million, or 14.5%,
          ----------------------------------------------------------------------
          to $495.0 million, from $432.4 million. SmartGrowth Deposits grew $2.0 million.

     *    The Bank reduced total advances by $38.6 million since September 30, a
          --------------------------------------------------------------------
          reduction of 25% to $115.8 million.

     *    Quarterly  Net-Interest  Income grew $899,000,  or 20.8% over the past
          ----------------------------------------------------------------------
          year, to $5.2 million, compared to $4.3 million in fiscal 2004.
          -----

     *    New Loans in the past nine months were $109.9 million,  of which $92.6
          ------------------------------------------------------
          million, or 84% were SmartGrowth loans.

     *    Commercial Loans grew $32.9 million,  a nine-month  increase of 50.8%,
          ----------------------------------------------------------------------
          to $97.8 million.

     *    Dividends  increased to $0.24 per share compared to $0.20 per share in
          ---------------------------------------
          the same quarter last year, an increase of 20.0%. Dividends have increased for nine consecutive quarters.

Deposit Growth

     Total Deposits grew $62.6 million to $495.0 million, from $432.4 million, a nine month increase of 14.5%. SmartGrowth Deposits grew $2.0 million.

     For the past three months, total deposits grew approximately $7.3 million, a one quarter increase of 1.5%. During the same period, SmartGrowth Deposits declined approximately $19.4 million to $212.1 million, while Time Deposits increased $26.6 million to $282.8 million, a one-quarter increase of 10.4%.

     "We have experienced the largest single nine months' growth in deposits in the history of the bank," said Little.

Net Interest Income

     Net Interest Income amounted to $5.2 million compared to $4.3 million in the same quarter of fiscal 2004, an increase of $899,000 or 20.8%. For the past nine months, Net Interest Income amounted to $15.2 million compared to $12.8 million for the same period of fiscal 2004, an increase of $2.4 million, or 18.8%.

     Increases in Net Interest Income for both the three and nine month periods were primarily due to growth in deposits and SmartGrowth Loans and deposits and to increases in both loans and deposits as a result of the merger in July 2004 with St. Landry Financial Corporation.

Provision For Loan Losses

     The provision for loan losses amounted to $45,000 and $105,000 for the quarter and nine months ended June 30, 2005, compared to $15,000 and $45,000 the previous year, primarily due to growth in the loan portfolio.

SmartGrowth Loans and Deposits

      SmartGrowth loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, were $285.9 million, or 57.7% of total loans at June 30, 2005, compared to $246.7 million, or 51.9% at September 30, 2004, a nine month increase of $39.1 million, or 15.9%.

     "Overall, for the past nine months, SmartGrowth loan growth has been excellent," said Little. The bank continued to post growth in Commercial Loans. "The $32.9 million, or 50.8% increase, is a continuation of our plans in these areas."

     The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, remained steady. Total SmartGrowth Deposits grew $2.0 million to $212.1 million or 0.9% from $210.2 million at September 30, 2004.

     For the past quarter, SmartGrowth Deposit balances decreased approximately $19.3 million from $231.5 million at March 30, 2005, while time deposit balances grew to

$282.8 million from $256.2 million last quarter. SmartGrowth Deposits amount to 43% of total deposits as of June 30, 2005.

     Asset quality remained strong. Non-performing Assets to Total Assets increased slightly 0.57%, compared to 0.49% at September 30, 2004.

Increase in Dividends

     Since June 12, 2003, the Company has increased dividends for nine consecutive quarters and currently pays $0.24 per share. The Company changed its dividend payout policy as a response to changes in the federal tax law.

Net Interest Margin

     Net interest margin amounted to 3.25% and 3.21% for the three and nine-month period ended June 30, 2005, compared to 3.20% and 3.24% a year ago.

     "We are pleased that our net interest margin has remained relatively stable, even as our deposits and loans are experiencing strong growth," said Little. "This has enabled us to grow Net Interest Income 19.4% over the last nine months, a portion of which is due to a merger with St. Landry Financial Corporation in July 2004."

     During quarter ended June 30, 2005, the Bank both sold loans in the amount of $14.4 million with an average interest rate of 6.12%, and prepaid approximately $16.1 million of long term advances from the Federal Home Loan Bank, with average rates of approximately 7.7%.

     "Prepayment of these advances helped to reduce interest expense for a portion of this quarter, thus lessening the effects of an overall increase in short term interest rates", said Little. "Further, selling a selected group of long term loans helped to manage interest rate risk," he added.

     In addition, SmartGrowth Deposits amount to 42.9% of total deposits and SmartGrowth loans amount to 57.7% of total loans at June 30, 2005.

Branch Network Growth

     Teche added four additional branch offices in fiscal 2004, including two new offices in Baton Rouge and two offices as a result of the merger with St. Landry Financial Corporation in July 2004.

     At June 30, 2005, total deposits at the Sherwood Forest Office location amounted to $27.7 million, compared to $14.7 million a year ago, an increase of $13.0 million, or 88.4%. "Results in Baton Rouge have been remarkable," said Little,

     At June 30, 2005, total deposits at the two St. Landry Parish offices increased to $53.0 million, from $50.8 million last quarter, a single quarter increase of $2.2 million or 4.3%. The merger of St. Landry Financial Corporation has been successful. Since October 1, 2004, deposits in our two St. Landry Parish branches have increased $9.2 million to $53.0 million, an increase of 21.0%. On April 12, 2005, the bank announced the addition of Tina Vidrine, an experienced commercial loan officer in the St. Landry Parish area.

     A new branch in the new Prairieville Wal-Mart Supercenter will be opened in August 2005 in the fast-growing Ascension Parish market, located near the city of Baton Rouge.

Non-interest Income

     Non-Interest Income for the quarter and nine month period ended June 30, 2005, amounted to $2.9 million and $8.1 million respectively, or 35.7% and 34.7% of revenue.

     Deposit service charges amounted to 88.4% of total non-interest income for the quarter ended June 30, 2005.

     "Deposit fees continue to provide the Company with a stable and growing source of income, as has been the case for the past nine years," said Little.

Non-Interest Expense

     Non-interest Expense amounted to $5.8 million and $16.7 million compared to $4.6 and $13.4 million for the quarter and nine months ended June 30, 2004, primarily due to increased expenses associated with new branch offices and the merger with St. Landry Financial Corporation.

     Teche Federal Bank is the fourth largest publicly traded bank based in Louisiana with over $677 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates eighteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange



     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward- looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange

Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.



                                       ###

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)

                                                       Three Months Ended                      Nine Months Ended
                                                             June 30                                June 30


                                                         2005              2004             2005              2004
                                                       --------        ----------         --------          --------

 Interest Income                                       $  9,268         $   7,537         $ 26,955          $ 22,321
 Interest Expense                                         4,047             3,215           11,713             9,554
                                                       --------         ---------         --------          --------
 Net Interest Income                                      5,221             4,322           15,242            12,767
 Provision for Loan Losses                                   45                15              105                45
                                                       --------         ---------         --------          --------
 Net Interest Income after
   Provision for Loan Losses                              5,176             4,307           15,137            12,722
 Non Interest Income                                      2,901             2,345            8,106             7,304
 Non Interest Expense                                     5,847             4,630           16,668            13,444
                                                       --------         ---------         --------          --------
 Income Before Gain on Sales of
   Securities and Income Taxes                            2,230             2,022            6,575             6,582
 Gains on
   Sales of Securities                                       --                99               81               131
 Income Taxes                                               725               700            2,163             2,169
                                                       --------         ---------         --------          --------

 Net Income                                            $  1,505         $   1,421         $  4,493          $  4,544
                                                       ========         =========         ========          ========

 Selected Financial Data
 -----------------------

 Dividends Declared Per Share                             $0.24             $0.20            $0.69             $0.57
 Basic Earnings Per Common Share                          $0.68             $0.64            $2.02             $2.04
 Diluted Earnings Per Common Share                        $0.65             $0.60            $1.92             $1.90
 Annualized Return on Avg. Assets                          0.87%             0.98%            0.88%             1.07%
 Annualized Return on Avg. Equity                          9.93%             9.75%            9.94%            10.51%
 Annualized Return on Avg.
   Tangible Equity (1)                                    10.79%             9.75%           10.81%            10.51%
 Net Interest Margin                                       3.25%             3.20%            3.21%             3.24%
 Non Interest Income/Avg. Assets                           1.68%             1.69%            1.61%             1.76%
 Non Interest Expense/Avg. Assets                          3.39%             3.18%            3.28%             3.17%


 (1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information:

 Annualized Return on Avg.
 -------------------------
   Tangible Equity (1)
   -------------------

 Average Stockholders' Equity                          $ 60,646         $ 58,297          $ 60,262          $ 57,663
 Less average goodwill and other intangible
   assets, net of related income taxes                    3,904               --             3,891                --
                                                       --------         --------          --------          --------
 Average Tangible Equity                               $ 56,742         $ 58,297          $ 56,371          $ 57,663
                                                       ========         ========          ========          ========

 Net Income                                            $  1,505         $  1,421          $  4,493          $  4,544
 Plus Amortization of core deposit
   Intangibles, net of related income taxes                  26               --                79                --
                                                       --------         --------          --------          --------
 Net Income, as adjusted                               $  1,531         $  1,421          $  4,572          $  4,544
                                                       ========         ========          ========          ========


                                           TECHE HOLDING COMPANY
                               (Dollars in thousands, except per share data)
                                               Franklin, LA
                                              Balance Sheets
                                                (UNAUDITED)
                                                    at


                                                                                June 30, 2005             September 30, 2004

 SmartGrowth Loans*                                                                $285,858                    $246,717
 Mortgage Loans**                                                                   209,914                     228,975
                                                                                   --------                    --------
                                                                                    495,772                     475,692
 Allowance for Loan Losses                                                           (4,344)                     (4,365)
                                                                                   --------                    --------
 Loans Receivable, Net                                                              491,428                     471,327

 Cash and Securities                                                                147,520                     144,498
 Goodwill and Other Intangibles                                                       4,010                       4,008
 Foreclosed Real Estate                                                                 624                         194
 Other                                                                               33,676                      33,007
                                                                                   --------                    --------
 TOTAL ASSETS                                                                      $677,258                    $653,034
                                                                                   ========                    ========

 SmartGrowth Deposits***                                                           $212,135                    $210,168
 Time Deposits                                                                      282,818                     222,249
                                                                                   --------                    --------
 Total Deposits                                                                     494,953                     432,417

 FHLB Advances                                                                      115,821                     154,439
 Other Liabilities                                                                    5,168                       5,891
 Stockholders' Equity                                                                61,316                      60,287
                                                                                   --------                    --------
 TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                                                              $677,258                    $653,034
                                                                                   ========                    ========

 Ratio of Equity to Assets                                                            9.05%                       9.23%
 Tangible Equity to Assets (2)                                                         8.53%                       8.69%
 Book Value per Common Share                                                         $27.41                      $26.55
 Tangible Book Value Per Common Share (2)                                            $25.22                      $24.85
 Non-performing Assets/Total Assets                                                    0.57%                       0.49%
 Shares Outstanding (in thousands)                                                    2,237                       2,271

 *       Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
 **      Owner Occupied Conforming Mortgage Loans
 ***     Checking, Money Market and Savings Deposits

 (2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

 Stockholders' Equity                                                               $61,316                     $60,287
 Less goodwill and other Intangible
   assets, net of related income taxes                                                3,904                       3,845
                                                                                   --------                    --------
 Tangible Stockholders' Equity                                                     $ 57,412                   $  56,442
                                                                                   ========                    ========

 Total Assets                                                                      $677,258                    $653,034
 Less goodwill and other Intangible
   assets, net of related income taxes                                                3,904                       3,845
                                                                                   --------
 Total Tangible Assets                                                             $673,354                    $649,189
                                                                                   ========                    ========
